Exhibit 5.1

SEWARD & KISSEL LLP

April 30, 2009

Excel Maritime Carriers Ltd.
Par La Ville Place
14 Par La Ville Road
Hamilton HM JX Bermuda

Re:           Excel Maritime Carriers Ltd.

Ladies and Gentlemen:

We have acted as counsel to Excel Maritime Carriers Ltd. (the “Company”) in connection with the Company’s Registration Statement on Form POSASR (File No. 333-151664) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 30, 2009, and as thereafter amended or supplemented, with respect to the offer and sale, from time to time (the “Secondary Sales”), of an aggregate of 2,579,898 shares of the Company’s Class A common stock, par value $0.01 (the “Shares”), issued to the selling shareholders named in the Registration Statement (the “Selling Holders”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) the Agreement and Plan of Merger that is Appendix A to the registration statement (File No. 333-149285) filed on Form F-4 with the Commission on February 15, 2008 (the “Merger Agreement”), pursuant to which the Company is obligated to file the Registration Statement to register the Shares for the benefit of certain of the Selling Holders; (iv) each document incorporated or deemed to be incorporated by reference into the Registration Statement; (v) the Articles of Incorporation and Bylaws of the Company and the wholly-owned subsidiaries of the Company set forth in Appendix A hereto; and (vi) such other corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, officers and directors of the Company and others.

Excel Maritime Carriers Ltd.
April 30, 2009

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Registration Statement and the Merger Agreement (collectively, the “Governing Documents”) to be executed in connection with the Secondary Sales have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Secondary Sales comply in all respects with the terms, conditions and restrictions set forth in the Governing Documents and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

We are members of the bar of the State of New York.  In rendering this opinion we make it known that we are not admitted to practice before the courts of the Republic of Liberia and, accordingly, insofar as Liberian law is involved in the opinions hereinafter expressed, we have relied upon opinions and advice of Liberian counsel rendered in transactions which we consider to be sufficiently similar to those contemplated by the Governing Documents as to afford a satisfactory basis for such opinions, upon our independent examination of Section 40 of the Liberian General Construction Law (Title 16 of the Liberian Code of Laws of 1956), the Liberian Corporation Law of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956), including amendments thereto through July, 1973, the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised), including amendments thereto through June 19, 2002, and the Liberian Internal Revenue Code, Personal and Business Income Tax Law (Part II, Chapter 112 of Title 376 of the Liberian Code of Laws Revised, effective, July 1, 1977), including amendments thereto through November 19, 1994 (with exceptions, January 1, 2001) (the “Liberian Personal and Business Income Tax Law”) and the Revenue Code of Liberia Phase One (Taxation of Earnings from Ships and Aircraft and of Nonresident Legal Persons, etc.) Regulations 2004 (the “2004 Regulations”), each as made available to us by The Liberian International Ship & Corporate Registry, LLC or, prior to December 31, 1999, by Liberian Corporation Services, Inc. and upon our knowledge of the interpretation of analogous laws in the United States of America.  In rendering the opinions set forth below, we have assumed that the Liberian laws and regulations examined by us have not been the subject of any further amendments and that the persons who executed the aforementioned certificates of public officials are duly authorized to act in such capacity on behalf of the Ministry of Foreign Affairs of the Republic of Liberia.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that, under the laws of the Republic of Liberia, the Shares are validly issued, fully paid and non-assessable.

Excel Maritime Carriers Ltd.
April 30, 2009

This opinion is limited to the law of the State of New York and the federal law of the United States of America and the laws of the Republic of Liberia as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/Seward & Kissel LLP
Seward & Kissel LLP

SK 02545 0001 990647